Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS THIRD QUARTER 2014 RESULTS
Record Quarterly Revenue of $42.8 Million
Revenue Up 30% Year Over Year

PLEASANTON, CA - October 30, 2014 - Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today reported results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•	Revenue of $42.8 million compared to $33.0 million in Q3 2013

•	Net income of $4.1 million compared to $3.4 million in Q3 2013

•	Adjusted EBITDA of $14.0 million compared to $10.4 million in Q3 2013

•	104,146 active Encompass® users as of September 30, 2014, up 11% year over year

•	78,847 active SaaS Encompass users as of September 30, 2014, up 29% year over year

•	Announced acquisition of AllRegs

“Ellie Mae’s third quarter results were exceptional,” said Sig Anderman, CEO of Ellie Mae.  “Revenue grew 30% over last year’s third quarter to a record $42.8 million, despite a 27% decline in industry mortgage origination volume, and our active user base crossed the 100,000 mark for the first time. These results validate the strength of our flagship Encompass Mortgage Management SaaS offering, as more and more lenders embrace our all-in-one solution to meet their ever increasing needs for loan quality, regulatory compliance and operating efficiency.”

“We also bolstered our compliance capabilities through the acquisition of AllRegs, which closed on October 1, 2014. We believe this acquisition positions Ellie Mae as the leading source of not only mortgage management technology, but also of investor guidelines and a full spectrum of compliance resources and education.”

“Encompass seat sales were equally impressive during the third quarter as we booked 10,500 new seats and increased revenue per active user by 17% compared to the year ago period. Our growth continues to be fueled by adding more Encompass users and driving adoption of our on-demand services,” continued Mr. Anderman.

“As a result of our strong performance year-to-date, and notwithstanding forecasts of a significant sequential decline in mortgage origination volume, we are increasing our full year 2014 revenue guidance range. However, with the additional operating expenses related to our recent acquisition and an increase in our tax rate, we are lowering our GAAP and non-GAAP earnings guidance,” concluded Mr. Anderman.

Exhibit 99.1

Financial Results
Total revenue for the third quarter of 2014 increased 30% to $42.8 million, compared to $33.0 million in the third quarter of 2013. Net income for the third quarter of 2014 was $4.1 million, or $0.14 per diluted share, compared to net income of $3.4 million, or $0.12 per diluted share, in the third quarter of 2013.

On a non-GAAP basis, adjusted net income for the third quarter of 2014 was $7.9 million, or $0.27 per diluted share, compared to $7.1 million, or $0.25 per diluted share, in the third quarter of 2013. Adjusted EBITDA for the third quarter of 2014 was $14.0 million, compared to $10.4 million in the third quarter of 2013.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics:

•	The total number of active Encompass users increased 11% year over year to 104,146;

•	The total number of active users of the SaaS version of Encompass increased 29% year over year to 78,847, or 76% of all active Encompass users;

•	Contracted SaaS users, the total number of SaaS seats under contract with us, increased 33% year over year to approximately 116,000;

•	Total SaaS Encompass revenue increased 27% year over year to $26.5 million, representing 62% of total revenue for the quarter;

•	Revenue per average active Encompass user increased 17% year over year to $419;

•	Contracted revenue increased to 60% of total revenue, or $25.8 million in the third quarter, up from 56% or $18.4 million in the prior year’s third quarter; and

•
On-demand revenue increased 33% year over year to $41.1 million, comprising approximately 96% of total revenue for the quarter compared to on-premise revenue which decreased to $1.7 million or approximately 4% of total revenue for the quarter.

Fourth Quarter and Fiscal Year 2014 Financial Outlook
The October 2014 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2014 mortgage origination volume is approximately $1.1 trillion, which represents a 39% decrease from estimated mortgage volume in 2013. These organizations publish monthly updates of their annual and quarterly forecasts. The October 2014 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2014	$246	$306	$316	$267	$1,135

Exhibit 99.1

The October composite forecast reflects virtually no change in 2014 origination volume from the forecast of approximately $1.1 trillion as of July 31, 2014 when we issued our third quarter guidance. Today’s guidance reflects the most current volume forecasts available.

For the fourth quarter of 2014, revenue is expected to be in the range of $41.0 million to $42.0 million. However, because of expenses related to the acquisition and integration of AllRegs, including the assumption of all of the AllRegs operating costs, the amortization related to the accounting treatment of the acquisition, and the minimal AllRegs revenue we are able to recognize due to GAAP accounting rules, we expect to have a net loss in the range of $(0.5) million to breakeven, or $(0.02) to $0.00 per basic share. Adjusted net income is expected to be in the range of $4.7 million to $5.5 million, or $0.15 to $0.18 per diluted share. Adjusted EBITDA is expected to be in the range of $6.3 million to $7.3 million.

For the full fiscal year 2014, revenue is expected to be in the range of $156.0 million to $157.0 million, up from the previously provided range of $150.0 million to $153.5 million. Net income is being adjusted downward to be in the range of $8.7 million to $9.2 million, or $0.29 to $0.31 per diluted share, from the previously provided range of $8.8 million to $9.5 million, or $0.30 to $0.32 per diluted share. The primary contributors to the downward adjustment are purchase accounting adjustments related to the AllRegs acquisition, an increase in our annual effective tax rate as a result of the expiration of the federal R&D tax credit, and limitations to the deductibility of employee compensation. Adjusted net income is expected to be in the range of $26.3 million to $27.1 million, or $0.89 to $0.90 per diluted share, down from the previously provided range of $28.9 million to $30.2 million, or $0.98 to $1.01 per diluted share. Adjusted EBITDA is expected to be in the range of $39.5 million to $40.5 million, down from the previously provided range of $40.5 million to $42.2 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of other intangible assets and non-cash, stock-based compensation expense. EBITDA consists of net income plus depreciation, amortization of other intangible assets, other income, net and income tax provision. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business

Exhibit 99.1

is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company’s profitability or liquidity. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its third quarter results today, October 30, 2014, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 888-578-6632 or 719-325-2239 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through November 13, 2014 by dialing 888-203-1112 or 719-457-0820 and entering access code 3067920.

About Ellie Mae
Ellie Mae (NYSE: ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s all-in-one Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency. Visit EllieMae.com or call 877.355.4362 to learn more.
© 2014 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, DataTrac®, Ellie Mae Network™, Total Quality Loan™, TQL™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding our ability to strengthen our infrastructure and enhance our system capacity, reliability and security, growth opportunities, projected revenue, net income (loss), adjusted EBITDA and adjusted net income for the fourth quarter and fiscal year 2014, as well as discussions regarding potential increases in investment in growth initiatives and further enhancement of the Company’s capabilities. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgage volume in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning dec

Exhibit 99.1

isions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contacts:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$43,859	$33,462
Short-term investments	42,093	46,325
Accounts receivable, net of allowances for doubtful accounts of $80 and $81 as of September 30, 2014 and December 31, 2013, respectively	17,868	12,024
Prepaid expenses and other current assets	5,681	6,473
Total current assets	109,501	98,284
Property and equipment, net	23,122	12,751
Long-term investments	66,239	56,285
Other intangible assets, net	7,126	5,089
Goodwill	52,460	51,051
Deposits and other assets	5,878	5,112
Total assets	$264,326	$228,572
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,734	$3,783
Accrued and other current liabilities	12,253	10,224
Acquisition holdback, net of discount	521	1,965
Deferred revenue	4,690	4,752
Total current liabilities	22,198	20,724
Leases payable, net of current portion	521	175
Other long-term liabilities	1,714	777
Total liabilities	24,433	21,676

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 28,589,869 and 27,624,025 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	3	3
Additional paid-in capital	235,850	212,043
Accumulated other comprehensive loss	(37)	(34)
Retained earnings (accumulated deficit)	4,077	(5,116)
Total stockholders’ equity	239,893	206,896
Total liabilities and stockholders’ equity	$264,326	$228,572

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
Revenues	$42,798	$33,006	$114,960	$98,131
Cost of revenues	11,669	8,332	31,445	24,550
Gross profit	31,129	24,674	83,515	73,581
Operating expenses:
Sales and marketing	6,521	5,163	19,067	15,233
Research and development	6,456	6,573	19,348	18,651
General and administrative	9,556	7,547	28,100	23,108
Total operating expenses	22,533	19,283	66,515	56,992
Income from operations	8,596	5,391	17,000	16,589
Other income, net	134	83	343	355
Income before income taxes	8,730	5,474	17,343	16,944
Income tax provision	4,675	2,114	8,150	5,986
Net income	$4,055	$3,360	$9,193	$10,958
Net income per share of common stock:
Basic	$0.14	$0.13	$0.33	$0.41
Diluted	$0.14	$0.12	$0.31	$0.39
Weighted average common shares used in computing net income per share of common stock:
Basic	28,007,770	26,681,974	27,657,217	26,407,572
Diluted	29,661,211	28,623,092	29,332,162	28,330,521

Net income	$4,055	$3,360	$9,193	$10,958
Other comprehensive income, net of taxes:
Unrealized gain (loss) on investments	(75)	137	(3)	13
Comprehensive income	$3,980	$3,497	$9,190	$10,971

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,193	$10,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,815	3,515
Provision for uncollectible accounts receivable	12	81
Amortization of other intangible assets	1,575	1,081
Amortization of discount related to acquisition holdback	36	93
Stock-based compensation	10,816	10,894
Excess tax benefit from exercise of stock options	(5,306)	(6,187)
Deferred income taxes	(37)	(679)
Amortization of investment premium	972	1,232
Changes in operating assets and liabilities:
Accounts receivable	(5,856)	(1,605)
Prepaid expenses and other current assets	580	1,800
Deposits and other assets	(632)	(1,195)
Accounts payable	1,172	(849)
Accrued, other current and other liabilities	8,494	2,564
Deferred revenue	(54)	(725)
Net cash provided by operating activities	24,780	20,978
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(12,839)	(5,034)
Purchases of investments	(49,662)	(91,297)
Maturities of investments	42,965	44,971
Acquisitions	(6,500)	(3,000)
Net cash used in investing activities	(26,036)	(54,360)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(987)	(509)
Proceeds from issuance of common stock under employee stock plans	8,002	5,342
Tax payments related to shares withheld for vested restricted stock units	(668)	(101)
Excess tax benefit from exercise of stock options	5,306	6,187
Net cash provided by financing activities	11,653	10,919
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,397	(22,463)
CASH AND CASH EQUIVALENTS, Beginning of period	33,462	44,114
CASH AND CASH EQUIVALENTS, End of period	$43,859	$21,651
Supplemental disclosure of cash flow information:
Cash paid for interest	$41	$241
Cash paid for income taxes	$43	$3,324
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases not yet paid	$664	$522
Stock-based compensation capitalized to property and equipment	$350	$91
Acquisition of property and equipment under capital leases	$1,269	$1,336

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
Net income	$4,055	$3,360	$9,193	$10,958
Depreciation	1,495	1,242	3,815	3,515
Amortization of other intangible assets	535	360	1,575	1,081
Other income, net	(134)	(83)	(343)	(355)
Income tax provision	4,675	2,114	8,150	5,986
EBITDA	10,626	6,993	22,390	21,185

Non-cash, stock-based compensation expenses	3,328	3,387	10,816	10,894
Adjusted EBITDA	$13,954	$10,380	$33,206	$32,079

Net income	$4,055	$3,360	$9,193	$10,958
Non-cash, stock-based compensation expenses	3,328	3,387	10,816	10,894
Amortization of other intangible assets	535	360	1,575	1,081
Adjusted net income	$7,918	$7,107	$21,584	$22,933

Shares used to compute non-GAAP net income per share
Basic	28,007,770	26,681,974	27,657,217	26,407,572
Diluted	29,661,211	28,623,092	29,332,162	28,330,521

Adjusted net income per share
Basic	$0.28	$0.27	$0.78	$0.87
Diluted	$0.27	$0.25	$0.74	$0.81

Net cash provided by operating activities	$10,977	$316	$24,780	$20,978
Acquisition of property and equipment	(5,418)	(1,641)	(12,839)	(5,034)
Free cash flow	$5,559	$(1,325)	$11,941	$15,944

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Fourth Quarter 2014 Projected Range		Fiscal 2014 Projected Range
Net income (loss)	$(500)	$—	$8,700	$9,200

Depreciation	1,700	1,800	5,500	5,600
Amortization of intangible assets	1,200	1,300	2,800	2,900
Income tax provision/other	(100)	—	7,700	7,800
EBITDA	2,300	3,100	24,700	25,500

Non-cash, stock-based compensation expenses	4,000	4,200	14,800	15,000
Adjusted EBITDA	$6,300	$7,300	$39,500	$40,500

Net income (loss)	$(500)	$—	$8,700	$9,200
Non-cash, stock-based compensation expenses	4,000	4,200	14,800	15,000
Amortization of intangible assets	1,200	1,300	2,800	2,900
Adjusted net income	$4,700	$5,500	$26,300	$27,100

Shares used to compute non-GAAP net income (loss) per share
Basic	28,500,000	29,000,000	28,000,000	28,500,000
Diluted	30,500,000	31,000,000	29,500,000	30,000,000

Projected net income (loss) per share
Basic	$(0.02)	$—	$0.31	$0.32
Diluted	$(0.02)	$—	$0.29	$0.31

Adjusted net income per share
Basic	$0.16	$0.19	$0.94	$0.95
Diluted	$0.15	$0.18	$0.89	$0.90